EXHIBIT 10.3
                              PROMISSORY NOTE


$1,200.00                                             Santa Ana, California
                                                            January 2, 2002

     THE UNDERSIGNED promises to pay to the order of Whitelight Technologies, Inc. at 1516 Brookhollow Drive, Suite D, Santa Ana, CA 92705, or at such other place as the holder hereof may designate in writing, the sum of one thousand two hundred dollars ($1,200.00), with interest thereon at the rate of 10% per annum from the date of the original promissory note, January 2, 2001. Principal and interest shall be due and payable upon demand. This note shall replace the promissory note for these funds dated January 2, 2001, originally due on January 2, 2002.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

                                       Mezzanine Investment Corporation

                                       By: /s/ Eric Chess Bronk
                                           Eric Chess Bronk, President